Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

20 June 2023	Matter No.: 382467 Tel: +1 441 278 8053 Email: alexandra.macdonald@conyers.com

Fidelis Insurance Holdings Limited

Waterloo House

100 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Sir/Madam

Re: Fidelis Insurance Holdings Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form F-1 (Registration No. 333-271270) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 20 June 2023 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”), of an aggregate of 17,000,000 common shares, par value $0.01 per share, of which 5,714,286 are being offered by the Company and 11,285,714 (the “Issued Shares”) are being offered by certain selling shareholders of the Company (the “Selling Shareholders”) together with an additional 2,550,000 common shares, par value $0.01 per share, subject to an allotment option to sell additional shares granted to the underwriters by the Selling Shareholders (together, the “ Common Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 19 June 2023;

1.2.

copies of minutes of meetings of its directors held on 31 March 2023, 15 May 2023 and 12 June 2023, written resolutions of its members dated 16 June 2023, and unanimous written resolutions of the pricing committee dated 15 June 2023 (together, the “Resolutions”) each certified by the Secretary of the Company on 19 June 2023; and

1.3.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any Common Shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.3.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Common Shares and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.

When issued and paid for as contemplated by the Registration Statement, the Common Shares, other than the Issued Shares, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

4.3.

Based solely upon a review of the register of members of the Company as at 19 June, 2023, certified by the Secretary of the Company on 19 June 2023, the Issued Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Risk Factors—Risks Relating to the Common Shares and this Offering—The enforcement of civil liabilities against the Group may be difficult” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited